UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: October 18, 2005
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6065 Parkland Boulevard, Mayfield Heights, Ohio	44124

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (440) 720-8500
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information provided in Item 2.03 is incorporated by reference herein.
Item 1.02 Termination of a Material Definitive Agreement.
As of October 18, 2005, in connection with entry into the new credit facility described in Item 2.03 hereof, Agilysys, Inc. (the “Company”) terminated its three-year $100 million unsecured credit facility (the “Prior Credit Facility”), dated April 16, 2003, as amended, by and among the Company, as borrower, U.S. Bank National Association, as syndication agent, Harris Trust and Savings Bank, as document agent, KeyBank National Association, as book runner and administrative agent, and certain other lenders party thereto. The Prior Credit Facility was available to refinance existing debt, provide for working capital requirements, capital expenditures and general corporate purposes of the Company including acquisitions. The lenders under the Prior Credit Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and also provide or have provided advisory and financial services to the Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 18, 2005, the Company entered into a $200 million five-year unsecured credit facility (the “New Credit Facility”) with LaSalle Bank National Association, as lead arranger, book runner and administrative agent, and certain other lenders party thereto. The New Credit Facility includes a $20 million sub-facility for letters of credit issued by LaSalle Bank National Association or one of its affiliates and a $20 million sub-facility for swingline loans, which are short-term loans generally used for working capital requirements.
The New Credit Facility is available to refinance existing debt, provide for working capital requirements, capital expenditures and general corporate purposes of the Company including acquisitions. Borrowings under the New Credit Facility will bear interest at one of two rates as described in the New Credit Facility.
The New Credit Facility contains affirmative, negative, and financial covenants customary for such financings, including, among other things, a leverage ratio of less than 3.00 to 1.00, a fixed charge coverage ratio of no more than 1.2 to 1.00 and certain consolidated net worth requirements. For any fiscal quarter in which the leverage ratio exceeds 2.00 to 1.00, a liquidity ratio of at least 1.00 to 1.00 for such quarter would be applicable as well. The New Credit Facility also contains customary representations and warranties.
Upon the occurrence of certain events of default, the lenders may accelerate the maturity of outstanding obligations under the New Credit Facility, including principal and interest amounts, and terminate the agreement. Events of default include payment defaults to lenders under the New Credit Facility, covenant defaults, materially false or erroneous representations and warranties, cross defaults relating to other material indebtedness of the Company, certain ERISA defaults, change of control and other customary defaults.
The lenders under the New Credit Facility and their affiliates have engaged and may engage in commercial and investment banking transactions with the Company in the ordinary course of business, and also provide or have provided advisory and financial services to the Company.
The description of the New Credit Facility set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the New Credit Facility filed as Exhibit 10.1 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

10.1	Credit Agreement among Agilysys, Inc., the Borrower party thereto, the Lenders party thereto, and LaSalle Bank National Association, as Administrative Agent, dated as of October 18, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.

	By:	/s/ Martin F. Ellis

Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: October 21, 2005

Exhibit Index

Exhibit Number	Description

10.1	Credit Agreement among Agilysys, Inc., the Borrowers party thereto, the Lenders party thereto and LaSalle Bank National Association, as Book Runner and Administrative Agent, dated as of October 18, 2005.